Contact: Neil Lefort
                                             Vice President, Investor Relations
                                             (630) 527-4344


Molex Incorporated Announces Tentative Agreement Regarding Purchase of
                        Connecteurs Cinch S.A.

Lisle, IL USA - October 28, 2003 -- Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today announced that it has reached a tentative agreement to purchase in a cash transaction, the assets and business of Connecteurs Cinch S.A. and its subsidiaries in India, China and Portugal from the Snecma Group, its Paris, France based parent.

The parties are working together toward finalization of a definitive Asset Purchase and Sale Agreement. Completion of the transaction, expected sometime in early 2004, is subject to receipt of certain regulatory approvals and to approval by the Board of Directors of Molex Incorporated and the Board of Directors of Snecma S.A. The proposed transaction is in the process of being reviewed by Cinch's work councils in accordance with applicable local, legal requirements. Terms of the agreement have not been disclosed.

Connecteurs Cinch S.A., with sites in Montigny-le-Bretonneux for sales and R&D, and Villemur, France for manufacturing, specializes in automotive connection technology. Its product line, human resources and strong European presence will strengthen Molex's role as a supplier of innovative interconnection solutions to major global automotive manufacturers.

About Molex

Molex Incorporated is a 65 year-old global manufacturer of electronics, electrical and fiber optic interconnection products and systems; switches; integrated products; and application tooling. Based in Lisle, Illinois, USA, the company operates 58 plants in 19 countries and employs approximately 17,275 people. In its fiscal year ended June 30, 2003, automotive sales represented approximately 19 percent of the company's $1.8 billion in revenue. Molex has automotive operations in the U.S., Japan, Korea and China. Locations in Europe include Ettlingen, Germany.

About Snecma

Snecma is one of the world's leading aerospace corporations, with world or European leadership positions in its core businesses of propulsion, equipment and associated services. It is one of the world's top four aircraft engine manufacturers, one of the top three rocket engine manufacturers, the leading maker of helicopter turbines and among the leaders in engine equipment and landing gear. With a workforce of 39,000, Snecma posted sales of 6,504 million euros in 2002.









Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.



Editor's Note: Molex is traded on the NASDAQ National Market System in the United States and on the London Stock Exchange and MOLX is included in the S&P 500 Index and the NASDAQ 100.